PARADIGM CAPITAL MANAGEMENT, INC., PARADIGM FUNDS ADVISOR LLC & PARADIGM FUNDS

CODE OF ETHICS

August 22, 2017

Contents
I.	INTRODUCTION	4
II.	ADVISER’S FIDUCIARY DUTY	5
III.	CODE OF ETHICS RECEIPT AND CERTIFICATION FORM	6
IV.	CONFLICTS OF INTEREST	6
V.	GIFTS AND ENTERTAINMENT	7
VI.	POLITICAL CONTRIBUTIONS	9
Definitions		9
General Prohibitions		10
Specific Prohibitions		11
The Look Back Provision		12
De Minimis Amounts		12
Returned Contributions		12
Books and Records		13
Adviser’s Requirements		14
VII.	INSIDER TRADING	14
Introduction		14
What is “Insider Trading”		15
Firm’s Requirements		17
Obligations of Supervised Persons		18
Obligations of Supervised Persons, In Summary		18
VIII. PERSONAL SECURITIES TRADING		21
Definitions		21
Reporting and Trading in General		23
Holding Reports		23
Exceptions to Reporting Requirements for Holdings		25
Additional Information		25
Pre-Approval of Certain Investments		26
Failure to Report or Seek Pre-Clearance		27
IX.	OUTSIDE EMPLOYMENT AND BUSINESS ACTIVITY	27
X.	REPORT OF VIOLATIONS OR POTENTIAL VIOLATIONS	28
XI.	WHISTLEBLOWER POLICY	29
XII.	OTHER RECORDKEEPING	30

Exhibit A	31
INITIAL, ANNUAL or UPON AMENDMENT CODE OF ETHICS INFORMATION AND
ATTESTATION	31
Exhibit B	33
Quarterly Political Contributions	33
Exhibit C	34
NEW EMPLOYEE CONTRIBUTION DISCLOSURE REPORT	34
Exhibit D	36
Personal Securities Initial & Annual Holdings Report	36
Exhibit E	38
QUARTERLY SECURITIES TRANSACTIONS REPORT	38

I. INTRODUCTION

     This Code of Ethics (the “Code”) has been adopted by Paradigm Capital Management, Inc. (“Paradigm”) and Paradigm Funds Advisor LLC (“PFA”), (together the “Adviser”), and Paradigm Funds (the “Trust”), (together the “Firm”), for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All employees, officers and directors of the Adviser (together “Supervised Persons”) owe a fiduciary duty to each client of the Adviser, including the Trust. In addition, the officers and trustees of the Trust owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

  The duty at all times to place the interests of clients (or the Trust and its shareholders) first;
  The duty to act in the best interests of clients;
  The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and
  The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions or of their relationship with any client (or the Trust or its shareholders).

     It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1. Under this rule, no Access Person may:

  Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
  Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
  Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
  Engage in any manipulative practice with respect to the Trust or any of its shareholders.

     The provisions of this Code are not all-inclusive. Rather, they are intended as a conduct guide for Supervised Persons of the Adviser and all Access Persons. In situations where a Supervised Person may be uncertain as to the intent or purpose of this Code, or has questions regarding this Code or contents herein, the Supervised Person must discuss the situation or question with the Chief Compliance Officer (“CCO”), or, if the CCO is unavailable, with a member of Senior Management. The CCO may grant exceptions to certain provisions contained in the Code, but only in those situations where our clients’ interests will not be adversely affected and not prohibited under Rule 17j-1.

     The Firm’s Chief Compliance Officer is Robert Benton. Paradigm generally discloses its Code of Ethics policy in Form ADV Part 2A, Item 11. Our Code is available to clients and investors upon request. Supervised Persons and Access Persons must direct to the CCO any such inquiries.

II. ADVISER’S FIDUCIARY DUTY

     All investment advisers are “fiduciaries” to their advisory clients and, therefore, owe their clients “a duty of undivided loyalty and utmost good faith.” The Securities and Exchange Commission (“SEC”) has stated that this means that investment advisers “have a fundamental obligation to act and provide investment advice in the best interests of clients;” to “not engage in any activity in conflict with the interest of any client;” to “employ reasonable care to avoid misleading clients;” “to provide full and fair disclosure of all material facts to clients and prospective clients;” and to “take steps reasonably necessary to fulfill [the advisers’] obligations.” Regarding conflicts more specifically, the SEC has stated that investment advisers “must eliminate, or at least disclose, all conflicts of interest that might incline [an adviser]—consciously or unconsciously—to render advice that is not disinterested.” If an investment adviser does not “avoid a conflict that would impact the impartiality of the advice, the investment adviser must make full and frank disclosure of the conflict.” Additionally, investment advisers cannot use clients’ assets for the adviser’s own benefit or the benefit of other clients without client consent. This list is not exhaustive, as the SEC may claim that the fiduciary duty prompts additional duties as well as the above articulations.

     Violation of the above fiduciary obligations may constitute fraud on the client(s) under Section 206 of the Investment Advisers Act of 1940 (the “Act”). Additionally, the SEC may use a breach of the fiduciary standard of care toward clients in support of negligence or other causes of action against investment advisers.

     The Firm takes its fiduciary duty seriously, and all Supervised Persons must adhere to the fiduciary obligations we owe our clients. In recognition of our fiduciary and other obligations to clients and investors, and our desire to maintain high ethical standards, the Firm has adopted this Code designed to: (i) prevent improper personal trading by employees; (ii) prevent improper use of material, non-public information; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the client and make the requisite disclosures.

     Thus, Supervised Persons must (i) place the interests of our clients first, ahead of the Firm or personal interests, (ii) conduct personal securities transactions in compliance with this Code, (iii) avoid taking inappropriate advantage of position, and (iv) maintain compliance with the federal securities laws, including the Act, the Securities Act of 1933 (15 U.S.C. 77a-aa), the

Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

More specifically, Supervised Persons must:

1.	Make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives;

2.	Exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to clients and investors;

3.	Have substantiation in fact for recommendations, representations, and forecasts;

4.	Avoid or refrain from actions or transactions that conflict with the interests of any client, unless management has approved the act or transaction, the conflict has first been properly disclosed, and the client has (or may be considered to have) waived the conflict; and

5.	Treat all clients fairly and equitably, so that one client is not favored over another client.

III. CODE OF ETHICS RECEIPT AND CERTIFICATION FORM

     Upon becoming a Supervised Person, annually, and upon amendment to the Code, each Supervised Person must acknowledge that s/he has received, read, and understands this Code and amendments if any; and has complied with all the requirements of this Code and amendments if any, or else reported the violations to the CCO (or member of Senior Management if the CCO is implicated in or contributed to the alleged violation). The CCO is in charge of providing the Supervised Persons with a copy of this Code and any amendments, as well as the written acknowledgement forms with respect to receipt of this Code and any amendments.

Please see attached form, Exhibit A.

IV. CONFLICTS OF INTEREST

     The Firm strives to avoid conflicts of interest and the appearance of impropriety. The Adviser seeks to make all material and necessary disclosures in Form ADV Part 2A and other applicable documents. Each Supervised Person must promptly report to the CCO any situation involving an actual or potential conflict of interest.

     In some instances, a conflict or potential conflict of interest may be hard to define. The following provide some examples or parameters of which we all must be aware:

1.	An incentive to favor the interests of one client over another;

2.	An incentive to favor a Supervised Person or family member over the interests of a client;

3.	Disproportionate allocation of opportunities;

4.	Disproportionate allocation of expenses;

5.	Trading or investing by Supervised Persons or the Firm parallel to, contemporaneously with, or close in time to clients;

6.	Access to material non-public information;

7.	Sale of products or non-advisory services to clients;

8.	Outside business activities that impact work duties or obligations of the Firm;

9.	Acting or failing to act as a result of improper influence or remuneration; and

10.	Lack of segregation of responsibilities among Supervised Persons. This list is not exhaustive. As stated above, each Supervised Person must promptly report to the CCO if s/he encounters a situation, such as one of the above examples, that s/he believes give rise to a potential or actual conflict of interest.

     The Firm’s structure presents conflicts of interest, including affiliated entities and side by side management. For example, the Adviser has an affiliated broker-dealer and an affiliated investment adviser. The Adviser invests for private funds (PCM Partners) and separately managed accounts, and regularly places trades through and with its affiliated broker-dealer. The Adviser’s affiliated investment adviser advises registered investment funds (Paradigm Funds). Clients in a separately managed account may also be in the hedge funds or mutual funds. Additionally, many of the Adviser’s owners, management, and personnel are also owners, managers, or personnel of the affiliated entities.

     The Firm seeks to mitigate these conflicts by thorough disclosure to clients and investors, by obtaining best execution, by managing our time and resources efficiently, and by putting our clients’ interests first, ahead of the Adviser or personal interests. The Adviser has a Compliance and Risk Committee, which reviews issues at the Adviser. This Code of Ethics helps us manage our conflicts of interest. Please read this Code carefully and report to the CCO if you believe you have a conflict of interest that is not being addressed.

V. GIFTS AND ENTERTAINMENT

Overview

     In the context of their business activities, Supervised Persons and their family members must not give or accept excessive gifts or entertainment. This includes gifts or entertainment from current or prospective clients, investors, portfolio companies, vendors, or other business relationships connected or potentially connected to the Firm. Supervised Persons may not accept any gift or entertainment that might influence his or her investment decision or that might make the Supervised Person feel beholden to any person or firm.

Gifts

     Gifts are generally defined as a benefit or anything of value. If any Supervised Person has any question regarding gifts, including what may constitute a gift, s/he must contact the CCO.

In no event may any Supervised Person give or receive cash gifts or exchanges from any existing or prospective client, investor, or entity that does business or may prospectively do business with the Firm. Additionally, no Supervised Person may accept stocks, bonds, notes, loans, or any other evidence of ownership or obligation.

     Accepting Gifts: All Supervised Persons must notify the CCO prior to accepting any gift with an estimated value over $100, or in the aggregate per year gifts exceeding the $100 threshold. The CCO retains discretion to approve of such gifts over $100 or the $100 threshold in a year. Reasonable gifts, such as holiday gift baskets and lunches brought to the Adviser office by service providers, do not require prior reporting to the CCO or CCO approval.

The CCO may require that gifts are returned, that the third party be compensated for the benefit received, or some other remedial act. The CCO will maintain a log of gifts accepted and/or proposed, over $100 per above, including the date, person giving (or potentially), person receiving (or potentially), description of gift, and reason for gift.

     Giving Gifts: All Supervised Persons must notify the CCO prior to giving any gift over $100 to any person connected or potentially connected to the Firm’s business. The CCO may allow or deny such a gift request.

The CCO will maintain a log of such gifts, again including the date, person giving (or potentially), person receiving (or potentially), description of gift, and reason for gift.

Entertainment

     Some entertainment may be allowed to be received, where both the entertainment provider and recipient are present. Such entertainment must not be extravagant, excessive, or frequent, and may include business meals, sporting events, and other entertainment. If an event is highly publicized such that tickets may be selling in excess of their face value, the Supervised Person must consider the mark-up for the reporting requirements

The CCO will maintain a log(s) of all reported entertainment, and of all requests.

     Accepting Entertainment: Supervised Persons must notify the CCO of any entertainment received with a value in excess $250, or in the aggregate (same provider, same Supervised Person, same year) in excess of $250.

     Providing Entertainment: No Supervised Person may provide any entertainment to any person connected or potentially connected to the Firm’s business without prior written approval from the CCO.

VI. POLITICAL CONTRIBUTIONS

Definitions

The following definitions from the Pay to Play Rule (Rule 206(4)-5) apply:

A. “Contribution” means “any gift, subscription, loan, advance, deposit of money, or anything of value made for” (i) “the purpose of influencing an election for Federal, State or local office,” (2) “payment of debt incurred in connection with any such election,” or (3) the “transition or inaugural expenses of the successful candidate for State or local office.”

B. “Covered associate(s)” means:

(i) an adviser’s general partners, managing members, executive officers or other persons with similar status or function;

(ii) any employee who solicits a government entity for the investment adviser (even if not primarily engaged in solicitation activities) and

(iii) any person who supervises, directly or indirectly, such soliciting employee; and any political action committee controlled by the investment adviser or any of its covered associates.

C. “Covered investment pool” means (i) any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or (ii) any company that would be an investment company under section 3(a) of that Act but for the exclusion provided from that definition by section 3(c)(1), section 3(c)(7), or section 3(c)(11) of that Act.

D. “De minimis” means contributions from a natural person covered associate made (i) to officials for whom the natural person covered associate was entitled to vote at the time of the contributions where the aggregate contributions “to any one official” per election did not exceed $350.00; or (ii) to officials for whom the natural person covered associate was not entitled to vote at the time of the contributions, where the aggregate contributions “to any one official” per election did not exceed $150.00. De minimis exceptions are available only for contributions made by individual covered associates, not contributions made by the advisory firm itself. Primary and general elections are considered separate elections.

E. “Entitled to vote for an official” means the covered associate’s principal residence is in the locality in which the official seeks election.

F. “Government entity” means any State or political subdivision of a State, including (i) any agency, authority, or instrumentality of the State or political subdivision, (ii) any plan or program of a government entity or pool of assets sponsored or established by the State or political subdivision, or agency, authority or instrumentality thereof; and (iii) officers, agents, or employees of the State or political subdivision, or any agency, authority, or instrumentality thereof, acting in their official capacity. Plan or program of a government entity means “any participant directed investment program or plan sponsored or established by a State or political subdivision, or any agency, authority, or instrumentality thereof.” Government entities, therefore, include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

G. “Official” means any person who at the time of the contribution was an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser; or has the authority to appoint any person who is directly or indirectly responsible for or can influence the outcome of the hiring of an investment adviser. Official includes the election committee for the incumbent, candidate, or successful candidate. Note that official may include a candidate for federal office because he or she may have the requisite influence as a result of the office he or she currently holds. (That the contribution may be made to the federal campaign is not relevant.)

H. “Payment” “means any gift, subscription, loan, advance, or deposit of money or anything of value.” Note that a payment does not become a contribution unless or until the payment is made for one of the three delineated purposes.

I. “Solicit” means, “with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser.”1 Additionally, “with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of arranging a contribution or payment.”

General Prohibitions

The Pay to Play Rule has 4 prohibitions, generally speaking.

1	..	The adviser and its covered associates cannot make certain contributions to government persons in the position to influence the award of advisory business.
2	..	The adviser and its covered associates can only pay certain regulated people to solicit government advisory business on their behalf.
3	..	The adviser and its covered associates cannot coordinate contributions or other payments to political parties or government persons in the position to influence the award of government advisory business where the adviser and/or its covered associates already provide or are seeking to provide government advisory business.
4	..	One cannot do anything indirectly which, if done directly, would violate the rule.

     There are nuances and exceptions to the above prohibitions. The following more specifically outlines the prohibitions and the exceptions.

1 Any communication made under circumstances reasonably calculated to obtain or retain an advisory client will likely constitute a solicitation, unless the circumstances otherwise evidence that the communication does not have the purpose of obtaining or retaining an advisory client.

Specific Prohibitions

Rule 206(4)-5 makes it unlawful for an adviser or any of its covered associates to:

(RE: Contributions that could influence advisory business, 2 year time-out)

1) provide advisory services for compensation to a government entity for a 2-year period after the adviser or any of its covered associates makes a contribution of more than de minimis amounts to an official of the government entity. Remember, an official is one who can influence the award of advisory business, or can appoint a person who is or will be in such influential position. Note that, here, the adviser can bind the covered associate through the adviser’s contribution, just as much as the covered associate can bind the adviser through the covered associate’s contribution.

(RE: Solicitation of government entities only by certain people)

2) make any direct or indirect payment, or agree to make any such payment, to any person to solicit any government entity for advisory business, unless such solicitor is:

a)	a registered broker or registered dealer and is also a member of a registered national securities association, provided that the association has pay to play rules and the SEC orders that the rules impose restrictions at least equal to the SEC’s pay to play rules for investment advisers;

b)	a registered investment adviser that has not (and whose covered associates have not), within two years of soliciting a government entity, made a contribution to an official of that government entity other than a de minimis contribution (i.e., certain amounts by a natural person) and has not coordinated or solicited any person or political action committee to make any contribution to an official or payment to a political party of a State or locality where the adviser is providing or seeking to provide advisory services;

c)	a registered municipal adviser subject to the rules of the Municipal Securities
Rulemaking Board, provided that the Board has pay to play rules and the SEC orders that the rules impose restrictions at least equal to the SEC’s pay to play rules for investment advisers;

d)	an executive officer, general partner, managing member, or person with similar status or function of the investment adviser; or

e)	an employee of the investment adviser (note that this employee will then be within the definition of a covered associate.

(RE: Solicitation or coordination of contributions or payments)

3) solicit or coordinate (a) contributions to an official of a government entity to which the adviser is providing or seeking to provide advisory services; or (b) payments to a political party of a State or locality where the adviser is providing or seeking to provide advisory services to a government entity;

(RE: Indirect activities)

4) do anything indirectly which, if done directly, would result in a violation of the Rule.

Each of the above prohibitions extends to an investment adviser that manages or solicits the management of assets of a government entity through a covered investment pool.

The Look Back Provision

     The contribution prohibition of the Rule contains a “look back provision” which attributes to an adviser contributions made by the adviser or its covered associates within the past 2 years. For example, if or when an employee (or other person) becomes a covered associate, the adviser must “look back” 2 years in time to that employee’s contributions to determine whether any contribution made within that 2 year time frame eliminates the adviser’s ability to lawfully collect compensation for government advisory business. If a contribution greater than de minimis was made less than 2 years from the time the person becomes a covered associate, the Rule prohibits the adviser that hires or promotes the contributing covered associate from receiving compensation for providing advisory services to the government entity, from the hiring or promotion date until the two-year period has run.

     This 2 year look back is reduced to 6 months for all covered associates who, after becoming covered associates, do not solicit any type of clients for the investor. If the person is deemed a covered associate because he or she is a general partner, managing member, executive, or one of similar function, and this person solicits clients (which he or she likely does), then the adviser must look back 2 years.

De Minimis Amounts

     Certain de minimis contributions are permissible. A natural person covered associate may make a contribution to officials for whom the natural person covered associate was entitled to vote at the time of the contributions, where the aggregate of the contributions does not exceed $350 to any one official, per election. Additionally, a natural person covered associate may make a contribution to officials for whom the natural person covered associate was not entitled to vote at the time of the contributions, where the aggregate does not exceed $150 to any one official, per election.

Returned Contributions

     There is an exception for certain returned contributions. Specific criteria must be met. The exception is available for contributions by covered associates that, in the aggregate, do not exceed $350 to any one official, per election. The investment adviser must discover the contribution which resulted in the prohibition within 4 months of the date of such contribution. The contributor must obtain a return of the contribution within 60 days of the investment adviser’s discovery of the triggering contribution.

     There are limits as to how many times an investment adviser may rely on this returned contribution exception in any given year. An investment adviser with more than 50 employees who perform advisory functions (as reported on Item 5A of Form ADV Part 1) is limited to relying on this exception to three such events per 12 month period. Investment advisers with 50 or less such employees are limited to two such events per 12 month period. Notwithstanding, only one returned contribution exception is allowed for each covered associate, regardless of timeframe.

Books and Records

     Corresponding Rule 204-2(a)(18), the Books and Records Rule provision regarding Pay to Play, delineates the Pay to Play records that every SEC registered adviser must maintain. These are:

(i)	The names, titles, and business and residence addresses of all covered associates;

(ii)	All government entities to which the adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the investment adviser provides or has provided investment advisory services in the past five years;

(iii)	All direct or indirect contributions made by the adviser or any of its covered associates to an official of a government entity, or payments (including indirect payments) to a political party of a State or political subdivision thereof, or to a political action committee; and

(iv)	The name and business address of each regulated person to whom the adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf. [2]

     An adviser’s records of contributions and payments (see (iii), above) are required to be listed in chronological order identifying (by name and title) each contributor and recipient (including any recipient’s city/county/State or other subdivision); the amounts and dates of each contribution or payment; and whether any contribution was subject to the exception for certain returned contributions.

     Rule 204-2 expressly provides that only registered advisers with government entity clients (including if a government entity is an investor in any covered investment pool) must keep and maintain records delineated in (i) and (iii) above. Implicit in the language of (ii) and (iv) above

2 Regulated persons are those registered persons or entities listed at (i) through (iii) in the payment for solicitation prohibition above (registered investment adviser, registered broker-dealer, registered municipal adviser).

is that such records only would exist in substance if the investor has or is seeking government entity clients.

Adviser’s Requirements

  The Adviser treats all Supervised Persons as covered associates.
  All Supervised Persons must report quarterly all federal, state, and local political contributions to the CCO, including:
1.	Contributions that are paid from accounts held in the name of the employee and those jointly held with others; and

2.	For state and local jurisdictions, contributions made by the employee’s spouse and/or minor child(ren).

All contributions are viewed as confidential for review by Compliance.

Please see attached form, Exhibit B.

  All potential new hires must provide the CCO with a list of the potential hire’s contributions in the past 2 years.

Please see attached form, Exhibit C.

  Each Supervised Person is responsible for understanding the Pay to Play Rule.
  The CCO is responsible for providing adequate training to each Supervised Person with respect to all Pay to Play requirements.
  The CCO is responsible for ensuring that all Rule 204-2(a)(18) Pay to Play books and records are kept and maintained.

VII. INSIDER TRADING

Introduction

     In addition to our responsibility to protect and maintain confidential information, and to not engage in fraudulent or deceptive conduct, Section 204A of the Act requires that our Firm adopt an Insider Trading Policy. The law of Insider Trading is unsettled, continuously developing, and always a hot topic for the SEC. The SEC regularly brings new facts to the courts and juries, and the cases often result in an expansion of what constitutes Insider Trading. Thus, each Supervised Person must understand the legal background, and the activities and relationships that may comprise Insider Trading.

What is “Insider Trading”

     The Statutes and Rules: Section 10(b) of the Securities Exchange Act prohibits the use or employ of “any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.” [Section 10(b), Securities Exchange Act; see also Rules 240.10b -1 to 21.] Additionally, Section 204A of the Act mandates that investment advisers maintain and enforce written policies to prevent the misuse of material, nonpublic information by investment advisers and “any person associated with such investment adviser.” [Section 204A, IA Act.] While this Policy highlights the Insider Trading Laws, You also must understand that the Firm prohibits any fraud, deception, or misappropriation of confidential information whether or not technically within the definition of Insider Trading. Regarding fraud more generally, Section 206 of the Investment Advisers Act prohibits investment advisers from defrauding any client or prospective client or engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. [Section 206, IA Act.] There are other laws that also prohibit fraud, such as the Mail and Wire Fraud Statutes and common law fraud. Additionally, confidential information of our Firm is a “corporate asset” and personnel have a duty to the Firm to not mismanage or misappropriate corporate assets.

     The Case Law: The courts generally stress two theories of Insider Trading under Section 10(b) of the Securities Exchange Act, the classical theory and the misappropriation theory.

Under the classical theory, a corporate insider, such as an officer or director, cannot trade in the securities of her corporation on the basis of “material nonpublic information” that she obtains from her position without first publicly disclosing the information and her intention to trade. The corporate insider has a fiduciary duty to her corporation’s shareholders by virtue of her position. Additionally, people may become temporary corporate insiders if a special relationship is assumed; lawyers, accountants, consultants, and underwriters likely fall into this category of temporary insiders.

Under the misappropriation theory, any person will violate Section 10(b) if he or she misappropriates confidential information for security trading purposes in breach of a confidentiality agreement to the information source. By entering into the confidentiality agreement, oral or written, the person has assumed a fiduciary duty to the source to keep the information in confidence and to not misappropriate the information for trading. A person may be adjudged to have entered into such an agreement even where the agreement is oral and/or some of the terms are implied rather than express.

     There are nuances to the above theories. For example, any person who receives information from a corporate insider or misappropriator also may be prohibited from trading on the information, when the corporate insider or misappropriator—the tippor—is in breach and the tippee knew or should have known of the breach. The tippee assumes the fiduciary duty. A tippee cannot participate in a corporate insider’s breach of duty to shareholders and cannot participate in a misappropriator’s breach of duty to the source of confidential information.

The SEC and the courts are not restricted to these traditional theories of Insider Trading.

Any “deception” that leads to disclosure of material, nonpublic information and subsequent trading on that information may fall under the rubric of Section 10(b). As previously stated, the law is continuously developing. For example, the Second Circuit has held that computer hacking that led to the theft of confidential information and trading may be a violation of the Insider Trading laws, even though the hacker did not hold or assume any specific fiduciary duty, if the hacker falsely identified himself or masqueraded as another user, and thus employed a “deceptive device.” The Second Circuit recognized that the SEC’s claim was “not based on either of the two generally accepted theories of insider trading” because it involved a corporate outsider who owed no fiduciary duties to the source of the information.

     Additionally, the SEC has promulgated a formal rule that, in the tender offer context, a duty to abstain from trading or else to publically disclose the information exists regardless of whether such information was obtained through someone’s breach of a fiduciary duty. Specifically, one cannot trade securities related to a tender offer while in possession of material nonpublic information if one knows or has reason to know the information has been directly or indirectly acquired from: (a) the offering person, (b) the issuer of the involved securities, or (c) any officer, director, partner, employee, or any other person acting on behalf of the offering person or issuer. Rule 14e-3, Securities Exchange Act.

What Is “Material” And What Is “Public: Information is “material” if “there is a substantial likelihood that a reasonable investor would consider it important in deciding how to invest.” It includes “any fact which in reasonably and objective contemplation might affect the value of the corporation’s stock or securities.” Said another way, information is material if there is a “substantial likelihood that a reasonable investor would view it as significantly altering the ‘total mix’ of information available.”

     What is material is fact specific and depends on the circumstances. Examples of information that may be material include, but are not limited to: asset valuation, PIPES, mergers, acquisitions, joint venture investments and other significant investments, earnings reports, tender offer plans, falsity of prior SEC filings or other public disclosures, major management developments, major litigation, liquidation issues, and other information that “provides an advantage in the market.”

     Information is not public until disclosed “to achieve a broad dissemination to the investing public generally and without favoring any special person or group.” The above material information prior to official releases or other dissemination to the investing public will likely consist of material nonpublic information.

     Who is also responsible: Persons other than those who actually commit the Insider Trading violation may be equally liable. Specifically, persons who directly or indirectly control a person who violated the Insider Trading laws at the time of the violation may also be subject to Insider Trading claims. [Section 21A(a)(1)(B), Securities Exchange Act.] A controlling person cannot “know” or “recklessly disregard” “the fact that such controlled person is likely to engage in” the Insider Trading and fail “to take appropriate steps to prevent” the Insider Trading before it occurs. Additionally, a controlling person cannot “knowingly or recklessly fail to establish, maintain, or enforce any policy or procedure required” under Section

15(f) of the Securities Exchange Act or Section 204A of the Investment Advisers Act. [Section 21A(b)(1)(A),(B), Securities Exchange Act.] Additionally, persons may be prosecuted for aiding and abetting Insider Trading, i.e., for “knowingly or recklessly provid[ing] substantial assistance to another person” who violates the Insider Trading laws. [Section 20(e), Securities Exchange Act.] Inaction may be sufficient “substantial assistance” if it was “in conscious or reckless violation of a duty to act” or if it was “designed intentionally to aid the primary fraud.” Finally, persons may be prosecuted for conspiring to trade on the basis of inside or misappropriated material nonpublic information. Coconspirators do not need to have agreed on the details of the conspiracy to be convicted, “so long as they agreed on the essential nature of the plan.”

A few more examples of what constitutes Insider Trading:

(1) Obtaining “positive news regarding [a company’s] gross margin” from insiders prior to the public earnings announcement, and tipping that as a gift to a trading relative or friend who then trades is Insider Trading.

(2) A PIPE (private investment in public equity) offering invitee, having received the information, who then sells his stake in the company prior to the public announcement, can be found liable for Insider Trading where it is at least implicitly understood that the information was shared only “for the purpose of evaluating” whether the invitee “would participate in the offering” and was not to be used by the invitee “for his own personal benefit.”

(3) One can be liable under the misappropriation theory of Insider Trading where one i) lawfully receives information as a Director of Company A, during a board meeting of Company A, regarding the acquisition of Company B by Company C, where Company A is a significant shareholder in Company B (and so Company A is given knowledge of the transaction involving Company B as Company A would need to consent to the transaction as a significant shareholder of Company B); and then ii) purchases stock in Company B. In this scenario, the Company A board member can be liable because he breached his duty to Company A, the source of information. It does not matter that he holds no duty to the “originating source,” of the information, i.e., Company B. It also does not matter that the stock purchase was before Company B and Company A had formalized a confidentiality agreement regarding the proposed tender offer; and it does not matter that the board members of Company A were never advised of the formal confidentiality agreement between the Companies. The Company A board member, by virtue of his position on the board, is in a “relationship of trust and confidence” with Company A and cannot misappropriate the information to further his private interests.

Firm’s Requirements

     In sum, no person at this Firm may trade, either personally or on behalf of others, while in possession of material nonpublic information; and no person at this Firm may communicate any material nonpublic information to others in violation of confidence or law. No person at this Firm may assist or conceal, or conspire to commit, assist, or conceal, any such trade or misappropriation. In sum, our Firm takes Insider Trading very seriously. It is the Firm’s intent to conduct its business, including trade activity, lawfully, fairly, and with all necessary disclosures.

Obligations of Supervised Persons

     Whenever any Supervised Person has any question as to whether or not a disclosure or trade would be in violation of this Policy and/or the Insider Trading laws, such Supervised Person must immediately notify the CCO. Whenever any Supervised Person has any reason to believe that a violation of this Policy and/or of any Insider Trading law has occurred, is about to occur, or may likely occur, such Supervised Person must immediately notify the CCO. Remember that inaction where there is a duty to act is as violative of the Insider Trading laws as is the primary violation. See below, “Your Obligations, In Summary” for a checklist of your obligations regarding Insider Trading.

     Each Supervised Person must understand that the SEC does not have to prove that any Supervised Person “actually used” any material nonpublic information to make a trade. Rather, the SEC will only have to show that the Supervised Person was in possession of material nonpublic information when the trade was made. The SEC may prove this entirely through circumstantial evidence. If any Supervised Person deviates from any pre-existing contract, trading instruction or plan, after having come into possession of material, nonpublic information, the SEC can use this as circumstantial evidence of Insider Trading.

     Therefore, if any Supervised Person comes into possession of material nonpublic information, such Supervised Person must contact the CCO, and the Supervised Person must not discuss with anyone else the material nonpublic information. Once in possession of such information, the Firm likely will not allow a change in the amount, price, or timing of any securities purchase or sale already specified in any pre-existing contract or trading plan “given or entered into in good faith” and not as part of a scheme to engage in Insider Trading.

     Supervised Persons must be aware that “novel financial instruments” may be considered securities and therefore covered by the Insider Trading laws. In making their determination of whether an instrument is a security, courts have taken a “flexible approach” that includes examining the “public’s expectations” and the “nature” and “economic reality” of the instrument. If any Supervised Person has any question as to whether the instrument could be a “security,” and thus its trade would fall under the purview of Section 10(b), such Supervised Person must ask the CCO.

Obligations of Supervised Persons, In Summary

The following summarizes obligations of Supervised Persons under our Insider Trading Policy:

  Each Supervised Person must understand the activities and relationships that give rise to Insider Trading prohibitions.

An example of material, non-public information that may be received by the Firm includes, but is not limited to, information that is shared by investment banks during private or secondary offerings in public companies.

  Each Supervised Person must be and remain in full compliance with the Insider Trading laws and this Policy.
  If a Supervised Person has any question regarding Insider Trading laws or this Policy, such must immediately notify the CCO.
  No Supervised Person shall trade, either personally or on behalf of others (including advisory client accounts), while in possession of material nonpublic information. Whenever in question as to whether or not a disclosure or trade would be in violation of this Policy and/or the Insider Trading laws, the Supervised Person must immediately notify the CCO.
  No Supervised Person shall misappropriate confidential information.
  No Supervised Person shall misappropriate information that is the Firm’s property.
  No Supervised Person shall communicate any material nonpublic information to others in violation of confidence or law.
  No Supervised Person shall assist or conceal, or conspire to commit, assist, or conceal, any trade or misappropriation that constitutes Insider Trading or a violation of this Policy.
  No Supervised Person shall otherwise breach fiduciary duties to the Firm.
  Whenever any Supervised Person has any reason to believe that s/he may have obtained, been exposed to, or otherwise become aware of what may be material nonpublic information, s/he must immediately notify the CCO.
  Whenever any Supervised Person has any reason to believe that a violation of this Policy and/or of any Insider Trading law has occurred, is about to occur, or may likely occur, s/he must immediately notify the CCO. Remember that inaction where there is a duty to act is as violative of the Insider Trading laws as is the primary violation.
  Each Supervised Person must understand that the Firm prohibits any fraud, deception, or misappropriation of confidential information whether or not the acts would technically fall within the definition of Insider Trading; and no Supervised Person shall engage in any such fraud, deception, or misappropriation.
  To assist each Supervised Person in meeting the above requirements, each Supervised Person must take the following steps: Before executing any trade for herself/himself or others (including client accounts), each Supervised Person must determine whether s/he have obtained, been exposed to, or otherwise become aware of material nonpublic information. If the Supervised Person thinks any of the above has occurred, s/he:

a.	Must report the information and proposed trade to the CCO, immediately;

b.	Must not purchase or sell the securities;

c.	Must not communicate the information inside or outside the Firm, other than to the CCO. After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic; and the Firm will determine what action, if any, to take.

These cautionary measures will protect the Supervised Person, our clients, and the Firm.

To the extent a fact pattern or legal question presents itself that is not addressed in this Policy, each Supervised Person nonetheless has an obligation to not commit any fraud, deception, misrepresentation, or the like, nor trade on the above. That a fact pattern or legal detail is not addressed in this Policy is not an excuse to violate the law’s mandate or purpose, nor is it an excuse to violate the general purpose of this Policy.

Each Supervised Person must initial and sign the Insider Trading Acknowledgement section (see Exhibit D) to certify that s/he has read and understands this Policy.

Each Supervised Person must be and remain in full compliance with the Insider Trading laws and this Policy at all times. It is the Supervised Person’s responsibility to understand both. If any Supervised Person has any question regarding either, s/he must immediately contact the CCO.

If the Firm is in receipt of inside information, such is to be communicated only to such employees of the Firm (Compliance Department) who have a “need to know” such information in the performance of their job responsibilities.

When necessary to communicate material, non-public information to a Supervised Person, the Chief Compliance Officer must document the:

a.	Name of the employee with whom the information was shared;

b.	Employee’s position and department;

c.	Date of the communication;

d.	Nature of the communication;

e.	Identity of the security affected; and,

f.	Name of the person requesting that the information be communicated.

The CCO has additional responsibilities, to the extent not discussed above. The responsibilities include:

a.	Answering questions and inquiries regarding the Adviser’s policy;

b.	Reviewing the Adviser's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

c. Resolving issues as to whether information received by an Access Person constitutes material and non-public information; d. Upon determination that an Access Person has possession of material non-public information:

-Implementing measures to prevent dissemination of such information; and -Restricting Access Persons from trading on any affected securities.

e. Updating the “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that the Adviser is prohibited or restricted from trading; and, f. Holding meetings with all employees Access Persons at least annually to review the policy. g. Requiring Access Persons to immediately report outside affiliations and review same on an annual basis. h. Reviewing a sampling of Access Persons’ company e-mail. i. Evaluating the use of Expert Network’s, if any, at least annually to confirm the policy guidelines continue to be followed appropriately.

VIII. PERSONAL SECURITIES TRADING

Definitions

A. “Access Person” is any “Supervised Person” of the Adviser who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or who is involved in making securities recommendations to any client; or who has access to such recommendations that are nonpublic; and any Advisory Person of the Trust. For all firms who provide investment advice as the primary business, all directors, officers, and partners are presumed to be Access Persons.

B. “Advisory Person” of the Trust is any Trustee, officer or employee of the Trust or Adviser (or of any company in a control relationship to a Paradigm Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities (as defined unde Rule 17j-1) by a Paradigm Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to a Paradigm Fund or Adviser who obtains information concerning recommendations made to a Paradigm Fund with regard to the purchase or sale of covered securities by a Paradigm Fund.

As the Firm’s Policy, all Supervised Persons are Access Persons, even though firms can distinguish under the Act’s Code of Ethics Rule per the above definition. Based on the size and configuration of our Firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

C. “Reportable Security” is any security as defined in the Act, Section 202(a)(18)—any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘security,’ or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty or, or warrant or right to subscribe to or purchase any of the foregoing—except does not include:

1	.	Direct obligations of the Government of the United States;
2	.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3	.	Shares issued by money market funds;
4	.	Shares issued by open-end funds other than “reportable funds”; and
5	.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are “reportable funds.”

ETFs organized as closed-end funds or UITS are reportable securities. Additionally, the Firm considers open-end ETF shares as reportable securities, as they may be purchased and sold in the secondary market at a negotiated price, unlike traditional open-end funds, and it may be difficult to determine if an ETF is an open-end ETF or a UIT ETF.

D. “Fund” means an investment company registered under the Investment Company Act.

E. “Reportable Fund” means (i) any Fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 ; or (ii) any Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

F. “Beneficial Ownership” is interpreted in the same manner as per Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”). Per 16a-1(a)(2), beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) pecuniary interest in any class of equity securities means the opportunity, directly, or indirectly, to profit or share in any profit derived from a transaction in those securities.

(ii) indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

     (a) Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted.

      Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

G. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

H. “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

I. “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

J. In-House Account: Any Employee Account with C.L. King & Associates as custodian.

K. Outside Account: Any Employee Account that is not an In-House Account (e.g., an Employee Account with a third party broker).

Reporting and Trading in General

     Each Supervised Person is expected to devote his or her workday to serving the interests of clients and the Firm.

     The Firm maintains a Restricted List, which includes—but is not limited to—all equity securities currently held by the Firm or Firm’s clients, portfolio managers watch lists and CL King & Associates securities.

Holding Reports

What: Each Supervised Person and each Access Person (hereinafter “Supervised Person”) must submit to the CCO a report of the Supervised Person’s current securities holdings. Each Holdings Report must contain, at a minimum:

(1) Re Securities: The title and type of security; and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership.

(2) Re accounts: The name of any broker, dealer, or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit; and

(3) The date the Supervised Person submits the report.

Note that the Holdings Reports must include the name of any broker, dealer, or bank with which the Supervised Person has an account in which any securities are held for direct or indirect benefit—not just accounts of reportable securities. However, the Supervised Person does not need to provide all the details regarding securities that are not reportable securities. Additionally, the Supervised Person does not need to include securities held in accounts over which the Supervised Person has no direct or indirect influence or control.

Note also that Holdings Reports include holdings in all offshore funds.

Note also that, as stated above (see definitions), a Supervised Person is presumed to be a beneficial owner of securities held by his or her immediate family members sharing the same household. Similarly, a Supervised Person could be a beneficial owner of securities held by non-family members sharing the same household; for example, securities held by a significant other or domestic partner sharing the same household if the Supervised Person has the opportunity to share in any profit derived from a transaction in the securities.

Therefore, each Supervised Person must inform the CCO of both circumstances. Further, the CCO may require information from Supervised Persons who have any non-immediate family member sharing the household, such as any other family member, nanny, or other persons.

When: Each Supervised Person must submit a Holdings Report no later than 10 days after becoming a Supervised Person (the Initial Holdings Report).

     Each Supervised Person also must submit a Holdings Report at least once each 12 month period (the Annual Holdings Report). Brokerage statements provided monthly may suffice, so long as they report all required information and so long as each Supervised Person provides an annual attestation that the statements report all reportable holdings and accounts.

     The information must be current as of a date no more than 45 days prior to the date the Holdings Report was submitted.

Please see attached form, Exhibit D.

Trading Reports

     All Supervised Persons must arrange for duplicate statements and confirmations to be sent to the CCO for each account that is required to be reported. The CCO may require that a Supervised Person close an account if the broker-dealer or other entity that maintains the account refuses or is unable to provide duplicate confirmations and account statements on a timely basis. As an alternative to duplicate statements and confirmations, each Supervised Person may report, no later than thirty (30) days after the close of each calendar quarter, on the Quarterly Securities Transaction Report (Exhibit E), all transactions in which the Supervised Person acquired any direct or indirect Beneficial Interest in a Reportable Security, excluding transactions effected on behalf of a related entity, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. An employee is exempt from making a quarterly transaction report if all of the information required by the quarterly transaction report is contained in the broker trade confirmations or account statements that have been received by the CCO no later than thirty (30) days after the close of each calendar quarter, or are in the records of the adviser. This exemption applies only if the employee:

a.	Certifies that he or she either (i) does not own any non-exempt securities or security accounts or (ii) has notified the CCO securities accounts, has arranged for duplicate confirmations and account statements to be sent to the CCO on a timely basis, and does not own any non-exempt securities other than those that are held in approved accounts.

b.	Undertakes to promptly notify the CCO if he or she opens any new account or acquires any non-exempt security that is not held in a previously disclosed account.

Exceptions to Reporting Requirements for Holdings

     Subject to CCO approval, each Supervised Person does not need to report securities held in accounts over which the Supervised Person had no direct or indirect influence or control; however, the Supervised Person needs to demonstrate the lack of influence or control, direct and indirect, to the CCO. For example, if a Supervised Person makes an affirmative demonstration to the CCO that control has been delegated to an independent third party, or that the Supervised Person’s ownership involves a blind trust, the Supervised Person need not report these securities in Holdings Reports and Transaction Reports.

     While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Securities Trading procedures of this Code apply to non-interested person trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same security or a related security was or was to be purchased or sold for a Paradigm Fund or that such purchase or sale for a Paradigm Fund was being considered, in which case such requirements as described under “Trading Reports” apply only to such transaction. With respect to such transaction or transactions, a trustee shall report: (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the covered security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted.

Additional Information

     The Firm and the CCO may request additional information, including but not limited to reports and information relating to accounts over which the Supervised Person has any investment influence or control (other than our Firm clients), even where such account is not of an immediate family member sharing the same household, and even where the Supervised Person does not directly or indirectly share in any profits from the account.

     If any Supervised Person’s interest in or connection to any security or other investment has an effect on his or her ability to make unbiased or objective recommendations, the Supervised Person must report the situation to the CCO.

     Each Supervised Person will be required to certify that the information submitted in the Holdings Reports and the Transaction Reports is complete and accurate. If any Supervised Person has any question as to whether the Supervised Person should report the security, the account, the transaction, or any other relevant information, the Supervised Person must ask and inform the CCO.

Pre-Approval of Certain Investments

1) Each Supervised Person must seek pre-clearance approval from the CCO before the Supervised Person directly or indirectly acquires any beneficial ownership in any security in a limited offering, or that is on the Restricted List.

Supervised Person are prohibited from acquiring any securities in an IPO.

The Compliance Department will maintain and regularly update the Restricted List. A copy of the file is located on a designated Firm network drive. Compliance should be contacted for access to the Restricted List.

The CCO or a member of the Compliance Department must give written approval to the Supervised Person; such written approval is effective for 24 hours. If the Compliance Department is not available or, in the case of a pre-clearance request by the Chief Compliance Officer, another officer of the Adviser or the Chief Compliance Officer of C.L. King and Associates should make the determination.

2) A Supervised Person may not open an Outside Account without the prior approval of the Chief Compliance Officer. Outside Brokerage Accounts existing as of July 11, 2004 (or those of new Supervised Person) may be maintained. However, (a) a Supervised Person may not use an Outside Account to purchase Restricted Securities (unless prior authorization is granted by a member of the Compliance Department), and (b) if the Outside Account holds any Restricted Security, the Supervised Person may not sell such Restricted Security without pre-clearance by the a member of the Compliance Department.

3) A Supervised Person may execute a Restricted Securities Transaction through an In-House Account, provided (a) the Securities Transaction is combined (“bunched”) with other Adviser client trades if other Adviser clients are trading in that security, or (b) the trade is pre-cleared by a member of the Compliance Department.

4) The Firm encourages each Supervised Person to hold each security in which the Supervised

Person invests for a minimum of six months

Failure to Report or Seek Pre-Clearance

     If an Employee violates this Code, the Chief Compliance Officer will report all identified violations to management personnel of the Adviser for appropriate remedial action, which may include disgorgement of any ill-gotten profits, a reprimand of the Employee, suspension or termination of the Employee’s relationship with the Trust and/or the Adviser, or other sanctions as deemed appropriate.

Monitoring

     The Chief Compliance Officer (or designee) will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Supervised Person has not violated the Code. The annual disclosure of holdings will be reviewed by the Chief Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

IX. OUTSIDE EMPLOYMENT AND BUSINESS ACTIVITY

     To facilitate our assessment of whether a Supervised Person’s activities present a conflict or potential conflict of interest, each Supervised Person must seek and obtain prior written approval from the CCO to engage in outside employment or outside business activities. Each Supervised Person additionally must keep the CCO informed about any changes in these activities and must annually confirm any outside business activity with the CCO.

Outside business activities include, but are not limited to:

1) Serving as general partner, officer, director, volunteer, or employee of any organization, including non-profit organizations;

2) Receiving compensation in any form from any organization, including non-profit organizations; or

3) Serving as an elected official in any capacity.

A Supervised Person generally may not engage in any employment or services for another organization. However, with prior approval, the CCO may allow such employment or services, provided that it:

1) Is not related to investment management, securities, or a similar business;

2) Is performed outside the normal hours of the Firm; and

3) Does not conflict with the Supervised Person’s duties for the Firm.

The consideration of approvals will be based upon a determination that the service will be consistent with the interests of clients. In the event that service is authorized, and there is a security related to that service (such as a board on a public company), investment decisions with respect to the security of the company in question will be restricted during designated “blackout periods” in which the board member has also been restricted by the company in question. Only the Chief Compliance Officer can authorize a transaction during a “blackout period.”

X. REPORT OF VIOLATIONS OR POTENTIAL VIOLATIONS

     All Supervised Persons must promptly report to the CCO all apparent violations of the Code. If the CCO is unavailable or involved in the apparent violation, the Supervised Person must report to another member of Senior Management. The CCO or member of Senior Management must then report all material violations, including but not limited to those involving fraud, deceit, or manipulation, to the Compliance and Risk Committee. The Compliance and Risk Committee promptly shall consider all reports made to it, determine whether or not the Code has been violated, and implement sanctions, if it determines sanctions should be imposed. The Compliance and Risk shall summarize its conclusions in a written report to a file created for this purpose.

     When the CCO, or member of Senior Management, determines that a violation could not reasonably have resulted in a fraud, deceit, or manipulative practice, or is not otherwise a material violation, the CCO or Senior Management may in his or her discretion submit a written memorandum of such determination and the reasons therefore to the reporting file created for this purpose, in lieu of reporting the matter to the Compliance and Risk Committee. At minimum, per the express requirements of the Books and Records Rule, the CCO will be responsible for ensuring that the Firm maintains a record of any violation of this Code, and of any action taken as a result of the violation.

     Sanctions for violations of the Code may include, but are not limited to, termination from employment, written or oral documentation of reprimand, return of any monies gained, loss of pay or bonus, loss of severance benefits, demotion. The Firm may take action against the Supervised Person regardless of whether the violation is also a violation of law. The Firm may coordinate with legal proceedings, including but not limited to regulatory actions such as reporting and investigations.

     Supervised Persons are reminded that they must follow Paradigm’s email policy. The CCO will actively monitor and review communications to and from Supervised Persons, and may monitor in particular those communications involving Supervised Persons who violate the Code.

     Supervised Persons may submit anonymously a violation or potential violation of the Code by setting forth the information in a sealed envelope addressed to the CCO and placed in the inbox on the CCO’s desk. The CCO will take appropriate steps to research the matter.

     The Firm has a strict anti-retaliation policy to protect Supervised Persons who report possible violations of the Code.

XI. WHISTLEBLOWER POLICY

     The SEC may award a bounty in certain circumstances to persons who voluntarily provide original information to the SEC that leads to the recovery of monetary sanctions (over $1 million) for violations of the federal securities law, including violations of the Insider Trading laws. The Firm may not retaliate against any Supervised Person for submitting information to the SEC under the SEC whistleblower program. However, as stated above, the Firm also has our own internal compliance and reporting systems with which each Supervised Person is to comply.

     We request that each Supervised Person first notify the Firm of any information before notifying the SEC; no Supervised Person is required by law to do so. However, in determining the amount to award, the SEC may consider whether or not one complied with internal compliance and reporting systems; the SEC may increase the award amount if one participates in a firm’s internal reporting program, and may decrease the award amount if one interferes with a firm’s internal reporting program.

The Adviser is committed to high standards of ethical, moral and legal business conduct. This policy is intended to encourage Access Persons to report suspected or actual occurrence(s) of unlawful, unethical or inappropriate events (activities which otherwise amount to serious improper conduct) without retribution.

1.	The Whistleblower should promptly report the suspected or actual event to his/her supervisor;

2.	If the Whistleblower would be uncomfortable or otherwise reluctant to report to his/her supervisor, then the Whistleblower could report the event to the next highest or another level of management, including to the Chief Compliance Officer;

3.	The Whistleblower can report the event with his/her identity or anonymously. This policy encourages employees to put their names to allegations because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified;

4.	The Whistleblower shall receive no retaliation or retribution for a report that was provided in good faith – that was not done primarily with malice to damage another or the organization. Although the Whistle blower is not necessarily expected to conclusively prove the truth of an allegation, the employee should be able to demonstrate to the person contacted that the report is being made in good faith;

5.	A Whistleblower who makes a report that is not done in good faith is subject to discipline, including termination of the Board or employee relationship, or other legal means to protect the reputation of the organization and members of its Board and staff;

6.	Harassment or retaliation against the Whistleblower (who reported an event in good faith) will not be tolerated;

7.	The action taken by the Adviser in response to a report of concern under this policy will depend on the nature of the concern. Initial inquiries will be made to determine whether an investigation is appropriate, and the form that it should take. Some concerns may be resolved without the need for investigation. The amount of contact between the Whistleblower and the person or persons investigating the concern will depend on the nature of the issue and the clarity of information provided. Further information may be sought from or provided to the person reporting the concern;

8.	If the investigation of a report, that was done in good faith and investigated by internal personnel, is not to the Whistleblower’s satisfaction then, as has been the Whistleblower’s right from the time he/she first adopted the belief that an unlawful, unethical or inappropriate event had occurred, he/she has the right to report the event to the appropriate legal or investigative agency; and

9.	The identity of the Whistleblower, if known, shall remain confidential to those persons directly involved in applying this policy, unless the issue requires investigation by outside regulatory authorities.

XII. OTHER RECORDKEEPING

     In addition to the records created and maintained already referenced above, the CCO will maintain a copy of this Code currently in effect, and all Codes of Ethics that were in effect within the past 5 years. As referenced above, and pursuant to the Firm’s express obligations under the Books and Records Rule provisions relating to codes of ethics, the CCO will maintain, at a minimum, the following:

(i) A record of any violation of the code of ethics, and of any action taken as a result of the violation (see Section III, X and throughout, herein);

(ii) A record of all written acknowledgments as required by § 275.204A -1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the investment adviser;3

(iii) A record of each report made by an access person as required by § 275.204A -1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;4

(iv) A record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser (see Section VIII); and

(v) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under § 275.204A -1(c), for at least five years after the end of the fiscal year in which the approval is granted.5

3 Section 275.204A -1(a)(5) states: “Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgment of their receipt of the code and any amendments.” (See Section III herein.)

4 Section 275.204A -1(b) provides the requirements for Holdings Reports and Transaction Reports, and the requirements for receipt of broker trade confirmations or account statements in lieu of Transaction Reports. (See Section VIII herein.)

5 Section 275.204A -1(c) provides that an adviser’s code of ethics must require access persons to obtain firm approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering. (See Section VIII, Preapproval of Certain Investments).

Exhibit A

INITIAL, ANNUAL or UPON AMENDMENT CODE OF ETHICS INFORMATION AND
ATTESTATION

For each Supervised Person:

I have received, read, and understand the Firm’s Code of Ethics.

I understand that I am subject to the requirements of the Firm’s Code of Ethics, and I certify that
I have complied and will continue to comply with all of the requirements of the Code.

For further specification, I attest that:

Conflicts of Interest

I report conflicts of interest as follows:

Outside Business Activities

I do not have any outside business activities or I have complied with the pre-clearance process for outside business activities.

____________
(Initial)

Gifts and Entertainment

I have reported all necessary gifts and entertainment, have complied with the pre-clearance requirements, and have not made or received any improper gifts or entertainment.

____________
(Initial)

Personal Trading Reports

I have provided the necessary Initial, Annual, and/or Transaction Reports, have complied with pre-clearance requirements, and have not made any trades in violation of the Firm’s personal trading policy.

____________
(Initial)

Insider Trading Acknowledgement

I have received, read, and understand the Firm’s Insider Trading policy.

____________
(Initial)

Date: ____________________________________

Printed Name: _____________________________

Signature: ________________________________

Date Submitted to Chief Compliance Officer: _________________

Reviewed by Chief Compliance Officer:______________________

Exhibit B

Quarterly Political Contributions

There are allowances within Rule 206(4)-5 for small contributions. Allowable contributions are as follows:

1) $350 per election; per candidate, for candidates in which you were qualified to vote; and

2) $150 per election; per candidate, to any candidate

The following is a record of my political contributions during the past calendar quarter.

______
I have made no political contributions during the past calendar quarter nor have I requested anyone else to make political contributions.

______
I have made the following political contributions during the past calendar quarter or someone else has made political contributions at my request:

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________
Print Name                                        Signature                                                        Date

                                         COMPLETE, SIGN & DATE

Exhibit C

NEW EMPLOYEE CONTRIBUTION DISCLOSURE REPORT

Pursuant to Rule 206(4)-5 under the Investment Advisers Act of 1940, the Firm is subject to restrictions with respect to certain political contributions or other payments made by certain of its supervised persons. Rule 206(4)-5 contains “look-back” provisions which provide that contributions or payments made by certain supervised persons prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds and other government entity clients.

Accordingly, so that we may determine whether any contributions made by you, including prior to your employment with us, implicate Rule 206(4)-5, you must complete and return the attached form. This information will be used to help ensure our continued regulatory compliance. Please direct any questions to our Chief Compliance Officer.

I. I certify that I have not made any direct or indirect Contribution to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office; and each direct or indirect payment to a political party of a State or subdivision thereof; in each case during the two year period prior to the date of this Disclosure Form.

Initial if Applicable: _______________________

OR

II. Set forth below is each direct or indirect Contribution made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office; and each direct or indirect payment to a political party of a State or subdivision thereof; in each case during the two year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of Contributor: _______________________

Name of candidate/official/ political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

________________________________________________________________________

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

________________________________________________________________________

Office to which candidate seeks or sought election:

________________________________________________________________________

Candidate’s position at time of Contribution:

________________________________________________________________________

Contribution amount (or value of non-cash Contribution):

________________________________________________________________________

To the best of your knowledge, did or does the position/ office to which the candidate sought election, or the position/ office held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

YES ______
NO ______

Have any of the following made Contributions to the above referenced official/candidate/
political party/ political action committee: your spouse, domestic partner, minor children, and/or other immediate family members living in your household?

YES ______
NO ______

If yes, please provide details of such Contribution:

________________________________________________________________________

The undersigned hereby certifies that (i) all information provided herein is accurate and complete.

The undersigned also hereby certifies that (ii) none of the Contributions or payments set forth above were made for the purpose of influencing the award of advisory business.

Name: _________________________

Signed: _________________________

Date: _________________________

Exhibit D

Personal Securities Initial & Annual Holdings Report

Each Supervised Person is to report initially (within 10 days of becoming a Supervised Person) and annually thereafter (no later than June 30th of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

If an annual report, the information provided below must be current as of a date no more than 45 days before the report is submitted.

Instructions:

1. Please complete all sections;

2. Print, sign and date the form;

3. Return to the Chief Compliance Officer; and

4. Send before the deadline dates noted above.

Initial/Annual Holdings Information

______ I do not currently have any securities holdings.

______ I have attached statements of all securities holdings.

______ I have securities holdings in accounts over which I exercise no influence or control. For the time period covered by this Annual Holdings certification, as to the holdings in the accounts, I confirm that did not exercise influence or control: I did not suggest to the manager/advisor of such account any particular purchases or sales of securities, I did not direct or make any particular purchases or securities for the account and I did not consult with the manager/advisor of the account to provide any input or advice regarding the allocation of investments in the account. The relationship between myself and the account/manger is a professional one for which a fee is paid and such manager/advisor is unaffiliated with myself or the Firm. I understand that the Firm may request copies of the account statements for this account at any time.

______  I have arranged for the Firm to receive automatic duplicate statements of securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any Securities are held for my direct or indirect benefit:

ACCOUNT NUMBER	NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	ACCOUNT NAME

I certify that to the best of my knowledge this form and the attached statement(s) (if any)
constitute all of the information required to be submitted under the Code of Ethics.

Date: _________________________________

______________________________________
Signature

______________________________________
Print Name

Return to CCO. Questions regarding this Form may be directed to the CCO.

Date Submitted to Chief Compliance Officer: _________________

Reviewed by Chief Compliance Officer: ______________________

Exhibit E

QUARTERLY SECURITIES TRANSACTIONS REPORT Calendar Quarter/Year:

Persons subject to the Code of Ethics must report ALL Reportable Securities Transactions as defined in the Code of Ethics, executed during the reporting period. DO NOT ATTACH BROKERAGE REPORTS . The report must be returned to the CCO, regardless of whether any Reportable Securities Transactions occurred, before the 30th day after the close of the calendar quarter.
Please note that this Report covers all Securities in which you have a Beneficial Interest.

☐ I have executed no Reportable Securities Transactions during the quarter.

☐The following is a complete list of my Reportable Securities Transactions:

Security*			# of Shares &
	Transaction	Purchase, Sale,	Principal Amount
	Date	or Other	of Security	Price	Executing Broker

*Provide interest rate, maturity date, ticker symbol or CUSIP, if applicable

☐ I have not opened a brokerage account during the quarter.

Name of Broker, Dealer or Bank:	Account Name:	Date Established:

The following is a complete list of all brokerage accounts I opened during the quarter:

☐ I certify that I have read and understand the Code of Ethics and that I have complied with the requirements of the Code of Ethics, including disclosure of all Reportable Securities Transactions that require disclosure.

Printed Name: _____________________________   Signature: _______________________________

Filing Date: ________________________________

THIS REPORT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON HAS ANY DIRECT
OR INDIRECT BENEFICIAL OWNERSHIP IN ANY SECURITY TO WHICH THIS REPORT RELATES.